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Exhibit 11
Statement re: computation of earnings per share


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)

                                               Three Months Ended March 31,
                                                    2001            2000
                                                ------------   -------------
                                                        (unaudited)

Net loss from continuing operations             $   (12,175)   $    (22,283)
                                                ============   =============
Net loss                                        $   (12,175)   $    (25,168)
                                                ============   =============
Weighted average shares of common stock
outstanding used in computing basic and
diluted net loss per share                           29,705          29,630
                                                ============   =============

Basic and diluted net loss per share            $     (0.41)   $      (0.85)
                                                ============   =============